Exhibit 99.1

                  AMERICA ONLINE TO ACQUIRE MAPQUEST.COM, INC.

            Acquisition of Leader in Mapping and Navigation Services
                  Significantly Enhances Interactive Experience
                   for Users Across AOL's Brands and Platforms

              Provides New Advertising and E-Commerce Opportunities
                          Targeted at the Local Segment

Dulles, VA and New York, NY, December 22, 1999 -- America Online, Inc., the world's leading interactive services company (NYSE: AOL), today announced that it will acquire MapQuest.com, Inc. (NASDAQ: MQST), a proven leader in destination information solutions, in an all-stock transaction valued at approximately $1.1 billion.

The acquisition provides users of America Online's brands, including members of AOL and CompuServe and visitors to Netcenter and ICQ, with award-winning maps and directions and new ways to customize their interactive experience. Adding MapQuest.com to AOL's Digital City, the # 1 local content network, and MovieFone, the nation's # 1 movie listing guide and ticketing service, offers new advertising and commerce opportunities built around mapping and directions for entertainment, dining and shopping and further strengthens AOL's local presence. The acquisition also advances the Company's "AOL Anywhere" strategy, providing maps and directions on multiple devices.

MapQuest.com leads the rapidly-growing online mapping segment in market share and reach. As the world's leading provider of maps on the Internet, MapQuest.com generates the majority of all Internet mapping page views, delivers mapping solutions to almost 1000 Web sites and is linked to by more than 170,000 sites. It ranked among the top 50 Web properties overall in the most recent Media Metrix, with a reach of almost 6 percent.

Bob Pittman,  President and Chief Operating Officer, America Online, Inc., said:
"MapQuest.com offers a terrific interactive service that consumers love. They have built a strong brand that is recognized as the place to turn for online maps and directions. With MapQuest integrated across our brands, we'll offer AOL members and visitors to our Web properties the best mapping service available anywhere and provide our partners with a whole new range of targeted content and advertising opportunities."

Continued Pittman: "Like calendaring, maps are a great example of a product that is easier to use and more useful online than offline. With AOL's resources and infrastructure behind MapQuest, we can accelerate the distribution of maps on smart-phones, PalmPilots and other non-PC devices. This additional presence will advance our 'AOL Anywhere' strategy, making it more convenient for our members to get the directions they need, wherever they are."

A recent study by Jupiter Communications found that more than seventy percent of consumers view online maps as more valuable than printed versions.

Ted Leonsis, President of AOL's Interactive Properties Group, said: "Customized maps are emerging as a killer application in the local segment, which is one of the fastest growing areas on the Internet. By threading MapQuest across our family of brands, we'll be able to provide mapping and directions, including real-time traffic updates, to millions of more people, offering a comprehensive local package that incorporates directions, shopping, dining, movies and other entertainment options. Eighty percent of purchases occur 20 minutes from home and MapQuest will give us additional strength in this critical local market, with maps and directions driving new increases in local commerce."

In a study released earlier this week, Jupiter estimates that local and regional advertising will account for 24% of all Internet advertising by the year 2003, up from 14% in 1999.

Michael Mulligan, Chairman and CEO, MapQuest.com, said, "We're very pleased to join with AOL. We have been helping millions of people get where they need to go each day. With America Online's resources and unmatched understanding of consumers, we can add new services and reach more people, becoming an even more important part of people's daily lives."

MapQuest.com also has a strong and growing international presence, with coverage of 78 countries in five languages.

Shareholders of MapQuest.com will receive 0.31558 shares of AOL common stock for each share of MapQuest stock. The stock-for-stock, pooling-of-interests transaction is expected to close in the spring of 2000, subject to various conditions including customary regulatory approvals and the approval of MapQuest.com shareholders.

About America Online, Inc.

Founded in 1985, America Online, Inc., based in Dulles, Virginia, is the world's leader in interactive services, Web brands, Internet technologies, and e-commerce services. America Online, Inc. operates: two worldwide Internet services, America Online, with more than 20 million members, and CompuServe, with more than 2.2 million members; several leading Internet brands including ICQ, AOL Instant Messenger and Digital City, Inc.; the Netscape Netcenter and AOL.COM portals; the Netscape Navigator and Communicator browsers; AOL
MovieFone, the nation's # 1 movie listing guide and ticketing service; and Spinner Networks and NullSoft, Inc., leaders in Internet music. Through its strategic alliance with Sun Microsystems, the Company develops and offers easy-to-deploy, end-to-end e-commerce and enterprise solutions for companies operating in the Net Economy.

About MapQuest.com, Inc.

MapQuest.com, Inc. is a leader in online destination information solutions. The Company launched its popular web site (www.MapQuest.com) in 1996. According to October Media Metrix, MapQuest.com receives 3.7 million unique visitors monthly to its consumer web site. MapQuest.com also licenses its technology to more than 950 business partners. Through these licensing agreements, MapQuest.com helps businesses integrate maps and driving directions into their Internet, Intranet and call center applications for improved marketing and customer service functions. In addition to web-enabled mapping services, MapQuest.com also provides high-quality maps and geographic content in digital form for a variety of industries including publishing, travel, hotels, real estate and retailers. MapQuest.com is listed on the NASDAQ; the ticker symbol is MQST.

12/22/1999 8:16 AM